Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120401, 333-50746, 333-00733, 333-33327, 333-75383, 333-58526, 333-67472, 333-149500, 333-149501, 333-170511, 333-103653 on Forms S-8 of our reports dated May 29, 2012 relating to the consolidated financial statements and financial statement schedule of Computer Sciences Corporation and subsidiaries (the Company), and the effectiveness of the Company's internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended March 30, 2012.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

May 29, 2012